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                     August 11, 2022

       Michael A. Hajost
       Chief Financial Officer
       Danimer Scientific, Inc.
       140 Industrial Boulevard
       Bainbridge , GA 39817

                                                        Re: Danimer Scientific,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 8, 2022
                                                            File No. 001-39280

       Dear Mr. Hajost:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences